UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 26, 2009

NOVA BIOSOURCE FUELS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-32531	91-2028450
(State or other	(Commission File Number)	(I.R.S. Employer
Jurisdiction		Identification Number)
of incorporation)

109 North Post Oak Lane, Suite 422, Houston, Texas 77024

(Address of Principal Executive Offices)

713-869-6682

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

ITEM 2.06 MATERIAL IMPAIRMENTS

ITEM 8.01 OTHER EVENTS

On February 26, 2009, the Board of Directors of Nova Biosource Fuels, Inc. (the “Company”) authorized management to idle the Seneca, Illinois biodiesel refinery and to suspend plans for restarting the Clinton, Iowa biodiesel refinery.  Accordingly, management commenced steps to reduce the Company’s workforce at these locations and at its engineering and construction subsidiary, including sending appropriate notices to the affected employees and local government officials as a precautionary measure.  The Seneca refinery is intended to remain operational until on hand feedstocks and consumables have been processed into finished biodiesel and related co-products, at which point it is expected to be idled.  The duration of the shutdown is presently unknown.  These actions were taken due to the unexpected breakdown in negotiations with a working capital financing source on the evening of February 22, 2009 and the inability to obtain financing from other sources in a timely fashion during the intervening period.  As previously reported, without additional financing, the refineries do not have sufficient working capital to continue operations.  The Company is considering its options for restructuring its operations and is in discussions with WestLB AG, the project lender for the Seneca refinery, regarding these matters.  There can be no assurance that WestLB will waive any defaults that may result due to these actions or otherwise agree to any restructuring or refinancing proposals put forth by the Company.  The total amount or range of amounts expected to be incurred in connection with these actions, the amount or range of amounts of the charge that will result in future cash expenditures and the amount or range of amounts of any impairment charges have not yet been estimated or determined.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVA BIOSOURCE FUELS, INC.

	By:	/s/ Jay Fillman
Jay Fillman
Chief Financial Officer

Date: February 27, 2009